Where Food Comes From, Inc. 8-K

Exhibit 99.2

Event Title: Integrated Management Information 2012 Year-End Earnings Call
Ticker Symbol: WFCF.PK
Date and Time: March 5, 2013 4:30 PM ET

Executives

Jay Pfeiffer – Investor Relations
John Saunders – Chairman and Chief Executive Officer

Analysts

Ian Cassel – MicroCapClub
Mike Robbins – Catalyst Research
Terry Thompson – TriTech
Tom Mcguire – Private Investor
David Morgan – Private Investor
John Angel – Private Investor
Sean Marconi – Private Investor

Presentation

Operator

Good day ladies and gentlemen and thank you for standing by. Welcome to the 2012 Year-End Fiscal Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation the conference will be open for questions.

(Operator Instructions)

This conference is being recorded today, Tuesday March 5th 2013. I would now like to turn the conference over to Mr. Jay Pfeiffer, Investor Relations. Please go ahead.

Jay Pfeiffer, Investor Relations

Good afternoon and welcome to our 2012 year-end financial results conference call. During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Specifically our statements about future revenue, expenses, profitability, cash, growth strategy, market acceptance of the company’s products and services and potential acquisitions are forward-looking statements.

Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the company.

At present, it is the company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins. I will now turn the call over to John Saunders, Chairman and Chief Executive Officer.

John Saunders, Chairman and Chief Executive Officer

Thank you, Jay. We are pleased to report another solid year of profitable growth highlighted by continued progress with our Where Food Comes From labeling program, our first strategic acquisition and a customer base that is unrivaled in the agriculture and food industry. I’ll begin my remarks with a few financial highlights.

Revenue in Q4 was up 25% to $1.3 million versus $1.0 million in the same quarter last year. It was our best fourth quarter ever. The growth in the fourth quarter was primarily attributable to the addition of ICS revenue to the overall mix. Our revenue mix was dominated by verification services, which increased 31% and a 15% increase in Where Food Comes From program revenue partially offset by a 4% decline in hardware revenue.

Of note, during the fourth quarter, we saw good increases in demand for verified natural beef and Non-Hormone Treated Cattle programs for the EU, a continuation of the trend we discussed in the third quarter conference call.

This was good timing for us as these increases offset much of the decline we experienced in our agent sourced verification revenue resulting from speculation around potential changes in Japan’s import restrictions, a subject I’ll address in detail in just a moment.

Net income in Q4 was $140,000 or $0.01 per share, down from $306,000 or $0.01 per share in Q4 last year. I’ll remind you then in the fourth quarter of 2011, the company had a tax benefit of $224,000 while in the fourth quarter of 2012, the tax benefit was significantly lower at $28,500 and that is what accounted for lower reported net income in Q4 2012.

We have now reported twelve consecutive profitable quarters and eleven consecutive quarters of increased year-over-year revenue.

Turning now to full year results. Full year 2012 revenue increased 24% to a record $5.3 million from $4.2 million in 2011. Verification revenue grew 30% to $4.3 million; hardware revenue declined 4% to $809,000 and revenue from Where Food Comes From and other sources more than doubled year-over-year to a $124,000.

Net income inclusive of an income tax benefit of $391,000 was $870,000 or $0.04 per share versus net income of $864,000 including a tax benefit of $224,000 or $0.04 per share in 2011. And one final note, we closed the year with cash and cash equivalents of $1.4 million which is up from $1.3 million at 2011 year end.

Our working capital balance also increased to $1.7 million from $1.5 million over that same period.

A few words on Japan’s import guidelines. We historically have generated significant recurring revenue from our producer customers who have until recently have been required to conduct independent agent source audits in order to qualify their beef for export to Japan.

Japan’s easing of their age restrictions from 21 months to 30 months now allows producers to forego these audits in favor of visual dental inspections which are less expensive. There are a couple of interesting factors at play here. One, while it’s true that this has impacted our source and age verification business, it turns out that many of our customers had elected to continue agent source auditing with us as a means of differentiating their cow in order to earn premiums at auction.

In other words, these customers see value to these audits that goes beyond export qualification. Another interesting question is whether Japan’s new rules will necessarily endure the long haul or whether a renewed state of incidence will result in the reinstituting of agent source audit requirement which of course would benefit us.

And finally, the animal disease traceability program launched at the USDA is moving into the implementation phase next week on March 11 and that represents a whole new growth opportunity for us. The bottom line is, either way on Japan, we are going to be just fine for the long-term. Although in the short-term we likely continue to experience a decline in agent source verification revenue.

As I indicated earlier, although agent source revenue has declined somewhat, we are seeing demand for other service offerings on the upswing and we added almost $1 million in revenue via acquisition in 2012 with other interesting M&A opportunities on our radar. And of course, our Where Food Comes From labeling program, which is really going to be our long-term growth engine, is not vulnerable to the ebb and flow of the import requirements.

We have without question the most complete solutions portfolio than any company in our space and that is only going to get better. In this regard, I should also mention that in 2012, Whole Foods Market which is one of our largest customers named Where Food Comes From as the winner of its quality assurance award in recognition of our work in connection with Whole Foods, Global Animal Partnership program.

2012 highlights around our Where Food Comes From program included the addition of two restaurant customers, the legendary Delmonico Steak House and Anderson’s Custard, a restaurant chain in New York that specializes in roast beef sandwiches.

These establishments join the Heinen’s Fun Foods grocery chain as early adopters of Where Food Comes From and give us new high profile reference customers to support efforts to grow this program.

And while I am on this subject of finance, I am pleased to remind you that we added Tom Heinen to our Board of Directors in 2012 as well.

Moving forward, we have developed a high quality target list of retailers and restaurants in the US and abroad that we continue to move through the sales cycles. As I’ve said before, the sales cycle is typically long, but once we get a customer, we expect to keep them for many, many years.

Turning to our M&A activities, we continue to evaluate multiple potential acquisitions of businesses that can add new verification services to our portfolio and strengthen our existing service offerings. I can’t report anything specific at this time, but I will say we are very, very focused in this area. Along these lines, our acquisition of controlling interest in International Certification Services early in 2012 is working out very much as planned.

We’ve been very impressed with the entire ICS staff and are pleased that they share our own commitment to growth and excellent customer service. Investors increasingly understand the tremendous upside of our Where Food Comes From program. As an aside I have had the pleasure of meeting many of new investors during my travels as well as those who have taken the time to come and see us here in Castle Rock.

And I want to take this opportunity to say thank you for your support and confidence. Also along these lines in 2012, we started to increase our circulation in the investment community and in addition to the many one-on-one meetings we’ve had, we have also attended two high profile micro cap conferences, where we had an opportunity to present to hundreds of individual and institutional investors.

In addition, earlier this year, we were a featured presenter at the micro cap club, and if you haven’t done so already, you can go to the investors section of our website and listen to that interview.

I’ll close with a quick mention of our new website. Following our 2012 name change, we’ve launched our new corporate website at www.wherefoodcomesfrom.com. We will continue to carry the D.B.A. IMI Global, due to its brand equity and familiarity with our 6,000 producer customers and accordingly we will continue to maintain our www.imiglobal.com website.

As I’m sure some of you have questions for me. So without further ado, let’s proceed to the Q&A portion of our call. Operator?

Question-and-Answer-Session

Operator

Thank you, sir.

(Operator Instructions)

Our first question comes from the line of Ian Cassel with MicroCapClub. Please go ahead.

Ian Cassel – MicroCapClub

Hi, John. A couple questions I have for you. The first one, whether it’s pink slime or horse meat or contaminated cantaloupe, it seems like every day or every week there is some sort of food safety issue that’s constantly hitting the newswire. I was wondering how you are starting to see, if you are starting to see any follow through because of these macro tailwinds and sort of the reaction amongst the international governing bodies.

John Saunders, Chairman and Chief Executive Officer

Sure and did you have a second question?

Ian Cassel – MicroCapClub

No, I will start with that one.

John Saunders, Chairman and Chief Executive Officer

Okay. I think, it’s a great question and I continue to be amazed at how the incidents and some of the examples that Ian just mentioned, probably most recently the horse meat issue that’s taken place in the EU. The global connection that we see between retailers both here in the United States but also in the Pacific rim, and how issues that consumers see and rate at which that information travels is astounding.

So every day, that there continues to be a issue around the food, the origin of food, the mislabeling of food, as we’ve seen just last week with the mislabeling of seafood in some specific areas on the East Coast.

We continue to see the demand increase with our existing customers, which is really our primary focus to be able to reinforce their brand, promise and the relationship that they have with their consumers. But even more so to continue to drive new customers towards Where Food Comes From and the transparency and the authenticity that it provides.

Ian Cassel – MicroCapClub

I guess my second question is about ICS. You acquired the company almost a year ago and can you talk about any type of synergies or a year now since you have acquired them, can you talk a little bit about any of the synergies that you have seen that are happening and any of the cross-selling opportunities between the two companies that are now one?

John Saunders, Chairman and Chief Executive Officer

Sure, yes, this week there is a Natural Products Expo West which is taking place in Anaheim and this is the first major program that IMI and ICS have combined our marketing material and our approach into one cohesive unit that we are very excited to go and present to some of the leading natural product and organic product brands and grocers in the country.

I think what that represents both from the synergies within the companies, one is that, the synergies exist, we are very excited about the way that they have developed, but also that it’s a long process to bring those two messages together in one cohesive message.

So we have seen great excitement among a number of ICS’s customers, but with our new marketing program and more specifically, the opportunity to bring that to a broader customer base and existing customer base of ICS, with the Where Food Comes From message which we believe will be very unique in that environment. This week coming up is a very good test of that. We are very excited to be prepared for it.

Ian Cassel – MicroCapClub

Great, thanks.

Operator

(Operator Instructions) We just have one question coming from the line of Mike Robbins with Catalyst Research. Please go ahead.

Mike Robbins – Catalyst Research

Thank you. John, great year. Tell me a little bit about a slide that we saw recently with Chipotle on the slide. I didn’t understand where it was really sitting or situated and were you were either helping or not helping that restaurant chain?

John Saunders, Chairman and Chief Executive Officer

Great question. Yes, we have two very distinct parts of our business, obviously Where Food Comes From the labeling program, the consumer marketing program is one that we are very excited, but we continue to be looking for customers very similar to Chipotle and some of the other major food companies that we work with.

But in addition to that, and where Chipotle, Whole Foods, many of our other customers exist is in the third-party verification that we provide to them on either their private standards that they endorse or more public standards that they require their suppliers to participate in.

So the customer slide referring directly to Chipotle is verification that we have been conducting, both in the very recent past but also the last several years, that we’ve been conducting audits on suppliers which supply a great amount of product into the Chipotle restaurants. So we have two very distinct parts of our business.

One which is less noticeable to the consumer eye and that we are providing these services behind the scenes if you will and then the one more public Where Food Comes From that we’ve been pretty specific on those customers which have endorsed this. So with Chipotle specifically we are providing verification services.

Mike Robbins – Catalyst Research

Okay, thank you.

John Saunders, Chairman and Chief Executive Officer

You bet.

Operator

Our next question comes from the line of Terry Thompson with TriTech. Please go ahead.

Terry Thompson – TriTech

Hello John, congratulations on another stellar quarter as always with you. When we spoke here a month or two ago, I realized for the first time that you are doing, humane raising verification you tell with hope is did I understand that correctly?

John Saunders, Chairman and Chief Executive Officer

That is correct.

Terry Thompson – TriTech

That’s something I think – is there any way you can increase your profile of that on the website or something, because I was unaware of it and I know a number of people that are more concerned about the raising condition of the animals than they are the source verification.

And I think that’s something that might bring Where Food Comes From more to the front of some people’s minds. But I was unaware of it and I have done a lot of reading on the company. I just admittedly had missed and I think that that would be a real advantageous to increasing the profile of the company. Also by the way, let me say hello to Ian best microcap website on the internet.

John Saunders, Chairman and Chief Executive Officer

I am sure Ian will appreciate that. Thanks, Terry and yes, your question is a very good question and it’s one that we spend a great amount of time discussing here internally and one of the major precepts of our business as we move forward is to continuously try to promote the positives of agriculture not to highlight the negatives.

And while animal welfare and animal care is a very high priority topic for majority of consumers as we’ve seen in recent months and years, it also has the potential discussion topics within the industry of those standards that are addressed and the types of tactics that are used at different times to promote or to highlight the negative aspects to the agriculture that in some ways or at sometimes could be shown in a negative light to consumers.

So we walk a very fine line here wanting to make sure that we provide the authenticity and the transparency but again not to be used as an expose type of program or feature. So, in short, I think Terry what we do is we are very careful to make sure that the claims we do make and the comments that we talk about are very truthful and authentic.

And all that being said, I appreciate your comments and it will be something that we will spend more time discussing and looking at our website to see if there are ways that we can talk about that more. I will finish by saying Terry, and to the Group that we are one of three approved certification bodies for the Global Animal Partnership standard, which is listed completely and fully on their website, as it’s referenced via the Whole Foods market website as well.

Terry Thompson – TriTech

Well, that’s definitely is a good answer. I hadn’t gone to that aspect of it and that’s why you are the CEO and I am just one of the shareholders. I will see you at the Shareholder Meeting and thank you again. Congratulations I am so excited about where things are headed.

John Saunders, Chairman and Chief Executive Officer

Thank you, Terry.

Operator

(Operator Instructions) Our next question comes from the line of Tom McGuire, private investor. Please go ahead.

Tom McGuire – Private Investor

Okay, thank you. Hey John, really good call, good content. My question always seems to be a repeating question and that is, are you moving fast enough with the Where Food Comes From branding business? How many feet on the streets you have? Do you think you need more? Are you getting first meetings? Are you getting second meetings with companies? I acknowledge a long cycle but, from talking with you it seems, indications are that the sales cycle is shortening, just could you give us a rundown on what you are thinking? How that’s progressing? Is its meeting your expectations et cetera?

John Saunders, Chairman and Chief Executive Officer

Thanks, Tom. Yes, I probably have thought more about your questions over the last several quarters than I have about any in and that is a very good one and one that we spend a lot of time here talking about it. Do we have enough resources out in the country just going out and trying to look for those potentials?

I think it continues to be and very specifically answer your question, we do not have a problem with the first meeting. The first meetings that we have are always very positive and they lead to the inevitable discussion about the requirements that we demand of a Where Food Comes From label program.

And the majority of the time Tom, when we start to look at an existing retailer or an existing retailer and their existing supply base, it becomes very evident in the short term, not that there is not an interest in doing it, but the pure capability of verifying the supply can’t be done authentically and truthfully.

So that creates a level of time, coordination that puts us into somewhat of an investigation process that says what are the requirements that we are going to need and how are we going to do that. Now to exacerbate that and I don’t know that we have ever answered this or that we have ever talked about this specifically Tom.

But to exacerbate that, the cattle industry is one that that’s very slow in nature, because the day that you begin the product cycle with beef, you are two years away at least from the date of that product is sold on a retail case or in a restaurant. So, the amount of time that it takes to make changes and to actually verify a supply is part of the issue.

Now to exacerbate it one step further and those of you that are in the industry, the agriculture industry and specifically the cattle or the corn industry understand, we are in epic times in the beef industry.

The epic times have been the results of several years worth of drought across the majority of the country which has led to a liquidation of the herd leading to the smallest cattle numbers, the smallest placements, meaning the smallest number of cattle that are going into the feed yards in decades.

And that exacerbates the issue because it creates a significant supply demand. The other thing that it does and those of you that go to the grocery store and purchase beef and pork and poultry now know that our retail consumer prices are also as high as they have ever been.

So in that market, there are a lot of people making money and there are a lot of people losing money in very, very significant ways. To add to that, you’ve got volatility that changes over the course of the years sometimes 10%, 15%, 20%. So a majority of our customers, our retail customers, while very interested in Where Food Comes From quite frankly are much more worried about whether or not they are actually going to have beef in their cases in the coming months and over the next year.

So, all of that combined into one wrapped up, I think response to your question Tom, is that, I believe, we have got the resources out. We know who those customers are that can comply or that are interested in the program. We’ve had those conversations. We are purely working through the details and the technicalities of getting them approved.

Tom McGuire – Private Investor

Okay. Thanks, John and God bless you.

John Saunders, Chairman and Chief Executive Officer

You bet, Tom. Thanks for the question.

Operator

Our next question comes from the line of David Morgan, private investor. Please go ahead.

David Morgan – Private Investor

Hi, John. How are you doing?

John Saunders, Chairman and Chief Executive Officer

Hey, David.

David Morgan – Private Investor

One of the things you mentioned it in the remarks with the change in the US is coming up in a few weeks, could you explain a little more?

John Saunders, Chairman and Chief Executive Officer

Sure. The animal disease traceability program has been in the works for USDA since I founded the company. It’s had different names; initially it was called the National Animal Identification Program. As a point of reference, the United States is the only major exporting country of beef and pork that does not have a mandatory animal identification program.

The animal disease traceability program which goes into implementation on March 11, so I believe that’s next Monday, is this program. Now this program obviously represents a significant trend within the beef industry, but it’s also one that’s going to be a measured program, meaning that the initial phase of the program which they estimate to be two to three years will be addressing only cattle over 18 months of age and/or cattle that travel intrastate, I’m sorry, interstate. So, traveling from one state to another. And so, while this represents a significant development within our industry obviously from a traceability perspective and what that means to a number of our customers.

The implementation of this program at the end could take six to seven years and we are very comfortable with that because what that allows us to do as a company is to meet the needs of our ranch and feed yard customers when there are market incentives to do that.

And we believe that there are market incentives to do that today. We see great potential to help our ranch customers with their cows, with their seed stock genetics that are going to be traveling from potentially long-distances to get to their locations and then on.

But in the short-term, don’t expect a windfall; much more a situation where we are uniquely positioned to offer value to those of our producers and those of our customers that want to address that and see it as a progressive move to begin to address that as we move forward.

So very specifically, March 11 is a key date first and foremost because it represents the beginning of this program and I think, something that we’ve been waiting on for a number of years but I don’t see any real short-term or mid-term big effects to our company structure or what we are able to do to work from a customer perspective.

David Morgan – Private Investor

Okay, although that does not, you have really good trend and a big development, minor spreads over into other chicken or hogs or anything else?

John Saunders, Chairman and Chief Executive Officer

In fact, it does, it’s a species, multi-species program. So hogs, chickens, horses, lamb, bison or all under this program as well. So it is inclusive.

David Morgan – Private Investor

Now you mentioned bison, is there a growing trend or a growing supply in this country of more bison and are there issues with bison like there is with cattle is or the quality of the bison?

John Saunders, Chairman and Chief Executive Officer

Most definitely and I don’t have the specific numbers on the bison herd in the United States, but I think the last time I looked, it was about a half a million animals and the bison industry is one that’s very susceptible to peaks in valleys, supply and demand issues that I believe about three years ago, there was a very short supply of bison. So there was a great market for bison.

They have rebuilt the herd significantly and so there are some changes in that. The biggest issue with bison are the disease traceability issues and the ways in which bison are communicators or carriers of different diseases which don’t necessarily always mix within the cattle population in a positive way.

But the export requirements associated with that for example there is quite a healthy market for US bison in the EU. And we participated in a number of programs that we help producers of bison verify the bison being destined into one of those markets. There is also a market for organic bison. So it’s a niche product. It’s not nearly as expansive as the beef industry, but in many ways they require verification even more than the beef industry does.

David Morgan – Private Investor

I had some bison recently, the meat, how good it was.

John Saunders, Chairman and Chief Executive Officer

Where did it come from?

David Morgan – Private Investor

That’s a good question. That was in the (inaudible)

John Saunders, Chairman and Chief Executive Officer

So then you need a…

David Morgan – Private Investor

I did get it from a natural type market but who knows.

John Saunders, Chairman and Chief Executive Officer

Yes.

David Morgan – Private Investor

But it says it’s far better than any ground beef hamburger we had.

John Saunders, Chairman and Chief Executive Officer

Interesting.

David Morgan – Private Investor

Okay, thanks.

John Saunders, Chairman and Chief Executive Officer

You bet, David. Thank you.

Operator

(Operator Instructions) And our next question comes from the line of John Angel, private investor. Please go ahead

John Angel – Private Investor

Yes, congratulations on the quarter. It all sounds very positive to me. I guess Tom took some of my questions I guess I was thinking along the same lines. I am interested the branding in the retail meat case and your pricing of that and how it adds to your bottom line and possibly if you are shortening your selling of that into other markets. That’s all I’ve got.

John Saunders, Chairman and Chief Executive Officer

And you are talking about the Where Food Comes From?

John Angel – Private Investor

Yes, like the Heinens meat case or Anderson’s or Delmonico’s particularly in the retail chain to the super markets and what not?

John Saunders, Chairman and Chief Executive Officer

Well, I make sure I answer this question correctly. Within Heinens, we’ve been very positive and part of that has been that Heinens continues to grow themselves. So they’ve been adding stores and adding volume to their program.

Probably our most exciting part of the Heinens relationship is that it continues to be so successful that we are working very quickly towards additional protein categories. So the growth within a specific retail customer and I think you are right to highlight the retail portion of our Where Food Comes From customers, because purely the volume that goes through those programs.

The other critical aspect of it is that when we establish that repoire                                                                                                           with a consumer within a retail chain about Where Food Comes From and we educate them, they begin to expect it on the other commodities. So our growing within Heinens, growing with Delmonico’s growing within those other retail customers that we’ve targeted both here and internationally and specifically in Japan is to have a program that covers their beef, pork, lamb chicken, everything that’s going on there.

Within the domestic and developing new retail customers and to shorten the sales cycle and to deliver more of the Where Food Comes From message, I think we continue to find a pent-up interest and immediate understanding of the value of Where Food Comes From and what it can help a retailer to differentiate themselves within their specific market.

But, it inevitably is a little bit of a letdown when we start to look at the existing supply base within that retailer, that specific market, and to come to the realization both here at Where Food Comes From but also on the retail level that the reality is, is that most retailers just don’t know where they are sourcing their product from. And even though they may think there is no verification to accomplish that.

So, the uphill battle that we continue to climb is really not with the merits of the program. It’s specifically with the requirements of the program. And we’ve had many conversations internally that revolve around the concept of are we asking more of the food supply than what we can really expect to ever get.

And I will tell you, and I will tell everybody on this call, that, to me, that is a very dangerous direction for us to go. So as much as I know, everybody on this call wants to hear that there is a new retailer, that there is new customers coming on board, we are very, very protective of this brand.

And without mistake, we will continue to walk that line to say if the product doesn’t qualify, we are not going to put the label on the product. Full well understanding that it’s going to take longer to do that, because at the end of the day and this is something that’s more philosophical in nature, but at the end of the day, is it too much to ask for us to have a truthful, authentic and reliable idea of who produced our food and where it started?

And if you answer yes to that question, I think, John you’ve probably on these calls longer than anybody and I know that it continues to be something, but the real value proposition for us, I think, continues to be that when we put our logo and we put that QR code on a package, we actually know where it comes from. And that is the critical part of the message to consumers over the long haul.

And I think, what it really does is it highlights somebody like a Heinens, quite frankly that’s been on the program now for 15, 16 months and they continue to be the only retailer that has the ability to do that that we have spoken with.

John Angel – Private Investor

As a follow-up, like you said, you are so well established in the beef segment. Was some of the species with a much faster turnaround like poultry or pork any inroads there as that where you could maybe you have the market presence that you do in beef?

John Saunders, Chairman and Chief Executive Officer

Well, just taking those too specifically. If you were to take the pork industry and the poultry industry and I assume you are talking about the meat poultry, and I would add to that the dairy industry, the eggling and the seafood industry that all of those to a degree are much shorter cycle industries.

I will say that they are also not – first of all they don’t represent the same value proposition for the retailers meaning that a pound of chicken costs about two bucks and pound of beef costs about five bucks on average. So more than twice as much and I know that’s a detriment at some level, but it also is a representation that for almost every retailer that I have been in and that I have been associated with, beef is their number one driver.

The other thing which is a little bit more, it’s a little bit more of a grey area, but the beef industry represents a fairly pure image of agriculture and cattle roaming on a meadow in Montana with mountains in the backgrounds has a very, very positive consumer image and I think most consumers like the thought of waving green grass and cattle up to their shoulders and grass frolicking out in the hay.

The pork and the poultry industry and the dairy industry in general have a much different perspective which in some ways makes them more of an – there is more of opportunity with Where Food Comes From, but it also has again back to the issue with Terry I think, there is some things that consumers probably don’t necessarily understand about those industries and are confused about those industries, really don’t understand the dynamics of animals and confinement or animals and proximity to each other which are very aggressive towards each other which is typically the reasons that chickens or pigs are separated. So there is a whole another aspect to those industries which I think, yes, lends itself to probably a much shorter sales cycle within the retail case, but it also has a number of other potential hurdles if you will about the way in which those commodities are produced.

So within the retail environment I think there is great opportunity to continue to do it. But much of it and much of our competitive advantage of the company, I believe centers on the fact that we are focused on beef and that we continue to maintain a very strong leadership position in that industry.

John Angel – Private Investor

Well, I would follow-up with one last comment. You are exactly right, it would have tickled me for you to say that you had another retailer coming on board very shortly, but I would also say that I am tickled but that’s the way you run the company for the long-term. And it gives me lot of confidence in what you are doing. So, anyway that’s all I’ve gotten. Congratulations on the quarter.

John Saunders, Chairman and Chief Executive Officer

Thank you, John. Appreciated.

Operator

(Operator Instructions) And our next question comes from the line of Sean Marconi, private investor. Please go ahead.

Sean Marconi – Private Investor

Hey, John. How are you doing today?

John Saunders, Chairman and Chief Executive Officer

Good Sean. How are you?

Sean Marconi – Private Investor

It sounds a lot by saying thanks for making the introduction to Christina over to ICS. I really had a good visibility with them and their team and those really good teaming up there working hard.

John Saunders, Chairman and Chief Executive Officer

Great.

Sean Marconi – Private Investor

And I also want to let you know, I had a question regarding Tom Heinen and really how his involvement with Where Food Comes From has helped potentially make introductions and better target the retailers out there. And from my past conversations with you, I believe there were around 15 to 20 retailers that were similar to Heinens that Where Food Comes From was potentially targeting for the labeling program. Of those 15 to 20, how many would you say know about the Where Food Comes From program today?

John Saunders, Chairman and Chief Executive Officer

That would be tough for me to know exactly. I would say, relatively significant and maybe what I’ll really focus on Sean with the call is, what has Tom Heinen meant to our Board and specifically to our company and how we are positioning the service moving forward.

Obviously, Heinen’s has been critical to us, because of the leadership position that they represent in their own market and then as you suggest and talk about Tom Heinen is well respected within the industry and he sits on many industry working groups and share groups that have led to very significant potential introductions for us.

So, in that way, Tom is invaluable and the credibility associated with that, I would say to as recently just as last week, he was providing that type of reinforcement on the quality of the program to others that in consideration of looking at what we are doing.

Probably more importantly and probably a little bit more boring for this call, but I think it’s important for me to really lay out is what insight he has been able to give us on the development and the evolution of the program since we started it 15 months ago and it may seem like it’s a very similar program but, the implementation of the program within the company, the streamlining of processes and procedures and then really starting to target the consumer information that we’ve been desperately looking for to reinforce the value proposition to consumers has really been invaluable.

I think the other thing that’s really interesting is and I have been into this before, but the number one target for us or our high-end regional retailers that have brand recognition in their specific area and as you mentioned it’s a fairly exclusive list, but everyone of those retailers is familiar with Heinens.

So the success that we are able to demonstrate and I think with Tom coming on the board and just in many ways doubling down with the program, expanding it over multiple species and looking towards the growth that he has been able to develop with it.

I think just really reinforces that with other retailers that the requirements of the program although it’s difficult as I mentioned and gone on quite a bit about are worth it and they begin through the process and look at the evaluation of it.

So, as Tom being on our Board both from introduction to new customers but probably more importantly for us in the development of the program and then the reference of the program, meaning that, he is able to be an independent reference for others to call and talk to about the program and to give insights into the value that it has provided him. I really can’t put a value on.

Sean Marconi – Private Investor

Well, John, that’s a great answer and just keep up the great work and I’m really in full support of what Where Food Comes From is doing. Thanks.

John Saunders, Chairman and Chief Executive Officer

Thanks, Sean.

Operator

I am showing no further questions in the queue at this time. Please continue.

John Saunders, Chairman and Chief Executive Officer

Well, I want to thank everybody, 2012 again was a very exciting year for us. We are excited moving into 2013. Many changes afoot as we talked about, things that are dynamically creating opportunities and challenges for us as a company. But, all-in-all, we continue to be very, very appreciative of all the support. Again, we’ve had a great opportunity to meet with a number of you here in person and around the country and very excited to continue moving forward with you. So with that, I will end the call, thank you very much. Have a great day.

Operator

Ladies and gentlemen, this does conclude our conference for today. Thank you for your participation. You may now disconnect.